Exhibit 99.1

HECKMANN CORPORATION ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2010 FINANCIAL RESULTS

•	Four acquisitions slated to close within 30 days; one transaction recently completed:
•

Two of the transactions are fresh and produced water transportation companies in Pennsylvania that will be used as platforms for recycle and reuse technologies, supporting natural gas producers in the Marcellus Shale area.

•

Two of the transactions offer substantial expansion of fresh water and produced water transport, treatment and disposal assets and capacity in the Haynesville Shale and Barnett Shale areas, increasing the capabilities and capacity of Heckmann Water Resources, or HWR.

•	The transaction already completed facilitates the expansion of the Company’s transport and disposal capabilities in the Eagle Ford Shale area.
•	Company raises guidance for full year 2011 revenues by 50%, doubles guidance for 2011 EBITDA.
•	Company expects first quarter 2011 revenue of $23 million, up 64% quarter-over-quarter and nearly triple year-over-year.
•	Expansion in the Eagle Ford Shale and Barnett Shale areas to begin generating revenues during the second quarter of 2011.

Palm Desert, CA — March 14, 2011 — Heckmann Corporation (NYSE: HEK, HEK.WS), a water solutions company focused on water issues worldwide and, in particular, unconventional oil and gas exploration and production, today announced financial results for the fourth quarter and full year ended December 31, 2010.

Financial Highlights

•	Revenues for 2010 increased 27% to $45.7 million.
•	Net loss for 2010 decreased from $(395.4) million in 2009 to $(14.7) million or $(0.14) on a per share basis.
•	Adjusted EBITDA for 2010 increased 267% to $3.3 million.
•	Revenues for the fourth quarter of 2010 increased 66% year-over-year to $14.3 million.
•	Net income for the fourth quarter of 2010 was $236,000 compared with net income of $77,000 for the fourth quarter of 2009
•	Cash and cash equivalents, investments and marketable securities totaled approximately $193 million as of December 31, 2010.
•	Company currently expects 2011 revenues in excess of $150 million and 2011 EBITDA of approximately $40 million.

Heckmann Corporation

Operational Update – Water Solutions for Energy Development

Haynesville Shale Area

As announced on February 17, 2011, Heckmann Water Resources has commenced construction on a 19-mile expansion of its pipeline in the Haynesville Shale area and expects to add further extensions to the line during calendar year 2011. The Company also announced today that it is in the final stages of completing diligence for the acquisitions of several additional disposal facilities and transportation assets to support its efforts in the Haynesville Shale and Barnett Shale areas. The addition of these assets, which is expected to be immediately accretive to earnings, will significantly expand the Company’s footprint. The Company expects to have over 300,000 barrels per day of permitted disposal capacity in the HWR system. Transaction terms were not disclosed.

The integration of recently acquired Complete Vacuum and Rental, Inc. with HWR is progressing according to plan, and the combined operations will be headquartered in Carthage, Texas. The integration is expected to be completed by May 2011, and the combination is expected to generate annualized operational cost savings of approximately $300,000.

Eagle Ford Shale Area

The Company has made significant progress in the Eagle Ford Shale area. The two sizeable disposal wells being drilled in the area will add over 30,000 barrels per day of disposal capacity in that area and HWR is now deploying 40 water transportation trucks in the area. Construction is underway on a regional site that will facilitate administrative, mechanical, and sales support for expansion.

Appalachian Basin

The Company announced today that it is in the advanced stages of acquiring two fresh and produced water transportation companies in Pennsylvania supporting natural gas producers in the Marcellus Shale area. The transactions, which are expected to be immediately accretive to earnings, are expected close within 30 days and will include the combined acquisition of more than 130 trucks, 4 facilities and approximately 300 employees. A portion of the assets will be deployed in Texas. Transaction terms were not disclosed.

Following the successful testing of its mobile/modular frac recycle and reuse system in Pennsylvania, HWR expects to offer transport services and mobile recycle and reuse technologies as combined solutions for gas producers in the Marcellus Shale. The Company is currently considering several treatment and/or disposal opportunities that would supplement its current service offerings in Pennsylvania and enable expansion of its total water services approach in other adjacent regions.

Heckmann Corporation

Operational Update – Bottled Water Products

China Water & Drinks, Inc. delivered 486 million bottles of water in 2010, an increase of 20% over 405 million bottles delivered in 2009. During 2010, China Water introduced new private label HOWMAX-branded beverages in China, and its largest customer, Coca-Cola, represented 69% of total sales. During the fourth quarter of 2010, China Water completed the relocation of its operational headquarters to Shanghai from Hong Kong to be in closer proximity to major customers while significantly reducing overhead costs.

China Water currently expects 2011 shipments of approximately 575,000 bottles as its business continues to grow organically at an annualized rate of nearly 20%.

China Water has achieved full compliance with the Sarbanes–Oxley Act of 2002 as reported in Heckmann Corporation’s 2011 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission today, March 14, 2011.

Commentary

Richard J. Heckmann, Chairman and CEO of Heckmann Corporation, stated, “Heckmann Water Resources has made outstanding progress in its expansion in four of the highest producing shale plays in the U.S. Last year was a highly productive period in the Company’s development, and to date, 2011 has been equally active, as we have established a strong and highly competitive presence in the Haynesville Shale area and a developing presence in the Marcellus Shale, Eagle Ford Shale and Barnett Shale areas. In the past 90 days we have moved forward on five acquisitions and have begun discussions on several more. Combined revenues of these five privately held companies are expected to exceed $45.0 million for the remainder of 2011. Upon closing of the slated acquisitions, our all-inclusive water solutions platform for unconventional oil and gas exploration and production will offer total treatment and disposal capacity of approximately 300,000 barrels per day through an extensive network of fresh and produced water transport pipeline, other transport assets, disposal wells, and treatment and terminal facilities.

“As a result of our progress, we are raising our revenue expectations for 2011. We currently project 2011 revenues in excess of $150 million, a 50% increase from our guidance of 2011 revenues in excess of $100 million stated last quarter. We currently expect EBITDA of approximately $40 million for 2011, double our previous projection.”

Mr. Heckmann continued, “During the fourth quarter of 2010 and year-to-date, we added additional management in health, safety and environment, human resources, and corporate finance as we continue to build our bench strength and capacity for organizational expansion. We also announced the key appointments of Executive Vice President, Corporate Development and Chief Legal Officer Damian C. Georgino,

Heckmann Corporation

Director and Audit Committee member Kevin L. Spence, and HWR Vice President, Finance and Business Operations Michael Welch, all former USFilter executives.

“Our team is focused on building the nation’s leading pure play water solutions company, and through both organic growth and acquisitions, we believe that by the end of 2011 we will be one of the largest fully integrated, total water solutions providers for energy development operating in the U.S. The fairly recent development and use of new techniques, still called ‘unconventional,’ are driving rapid entry into vast additional oil and gas reserves in North America. We will be involved at every level to not only provide, treat and dispose of the water flows resulting from the discoveries, but to bring attention to our nation’s answer to the oil price shocks – current and past – through the development of our domestic resources. We are convinced that the areas of the water business we have decided to develop, both in the U.S. and China, will result in accelerated growth and result in a dynamic and expanding enterprise.”

Financial Results

Full Year 2010

Revenues for the year ended December 31, 2010 totaled $45.7 million, compared with $36.0 million for 2009.

Net loss for the year ended December 31, 2010 was $(14.7) million or $(0.14) on a per share basis based on 108.8 million weighted shares outstanding. For 2009, the Company reported a net loss of $(395.4) million, or ($3.61) per share based on 109.6 million weighted shares outstanding. The 2009 net loss was due entirely to a non-cash goodwill impairment charge of $357.5 million and purchase price adjustment for China Water and Drinks, Inc. recorded in the third quarter of 2009.

Adjusted EBITDA for the year ended December 31, 2010 totaled $3.3 million, compared with adjusted EBITDA of $0.9 million for 2009. (A reconciliation of adjusted 2010 EBITDA to net loss is included in the tables below.)

Fourth Quarter 2010

Revenues for the fourth quarter ended December 31, 2010 totaled $14.3 million compared with $8.7 million for the same year-ago period.

Net income for the fourth quarter of 2010 was $236,000 or $0.00 per share based on 108.8 million weighted shares outstanding, compared with net income of $77,000, or $0.00 based on 108.8 million weighted shares outstanding for the fourth quarter of 2009.

Adjusted EBITDA for the three months ended December 31, 2010 totaled $1.6 million, compared with adjusted EBITDA of $0.1 million for the fourth quarter of 2009. (A reconciliation of adjusted 2010 EBITDA to net income is included in the tables below.)

Heckmann Corporation

Balance Sheet

As of December 31, 2010, Heckmann Corporation’s cash and cash equivalents, investments and marketable securities totaled approximately $193 million, total assets were $401 million and total equity was $303 million.

Conference Call

Heckmann Corporation will conduct a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to provide commentary on fourth quarter and full year 2010 operational performance and first quarter 2011 revenue outlook. To participate on the conference call, please dial 1-877-941-2068 or 1-480-629-9712 and reference conference ID 4410981.

An audio replay of the conference call will be available approximately one hour after the conclusion of the call through March 28, 2011. The audio replay can be accessed by dialing 800-406-7325 or 303-590-3030 and entering access code 4410981.

The call will be webcast live and the replay will be available for 12 months. Both will be available on Heckmann Corporation’s web site at www.heckmanncorp.com: News.

March Investor Conferences

Mr. Richard J. Heckmann will present at three upcoming investor conferences during the month of March 2011:

•	Credit Suisse: Global Services Conference
Tuesday, March 15, 2011; 8:00 a.m. MST
Scottsdale, Arizona

•	ROTH Capital Partners: 23rd Annual OC Growth Stock Conference
Wednesday, March 16, 2011; 9:30 a.m. PST
Laguna Niguel, California

•	Janney Capital Markets: 2011 Water Industry Summit
Wednesday, March 23, 2011; 1:30 p.m. EST
New York, New York

Live and archived webcasts of Mr. Heckmann’s presentation will be available on Heckmann Corporation’s web site at www.heckmanncorp.com: News.

About Heckmann Corporation

Heckmann Corporation (NYSE: HEK) was created to buy and build companies in the water sector. In 2011, the Company continued the acquisition of additional disposal

Heckmann Corporation

assets including expansion into the Eagle Ford Shale area in south Texas. In early 2010, the Company completed its 50-mile water disposal pipeline in the Haynesville Shale, and began expanding the line in 2011 to handle additional produced water and fresh water transportation. In February 2010, the Company announced its joint venture with Energy Transfer Partners (NYSE: ETP) to provide turnkey pipeline transportation solutions for complex water flows in the Marcellus and Haynesville oil and natural gas fields. The acquisition of an oilfield produced water disposal and transport company in November 2010, recently renamed Heckmann Water Resources, makes the Company one of the largest handlers of produced water in North America. In October 2008, the Company acquired China Water & Drinks, Inc., and now operates seven bottled water facilities in the Peoples Republic of China with Coca-Cola as its largest customer. The Company also makes strategic minority interest investments, such as its investment in water infrastructure solutions and pipeline provider Underground Solutions, Inc. (UGSI.PK).

Interested stockholders and investors can access additional information about Heckmann on the Company’s web site at www.heckmanncorp.com, and in documents filed with the U.S. Securities and Exchange Commission, on the SEC’s web site at www.sec.gov.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s filings with the Securities and Exchange Commission and available at www.sec.gov as well as the Company’s website at www.heckmanncorp.com. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Kristen McNally

The Piacente Group, Inc.

Tel. +1 212 481 2050

heckmann@tpg-ir.com

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Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$91,212	$136,050
Certificates of deposit	11,830	10,513
Marketable securities	75,554	16,020
Accounts receivable, net	17,749	5,873
Inventories, net	1,877	2,896
Prepaid expenses and other receivables	2,893	4,461
Income tax receivable	1,980	—
Other current assets	144	278

Total current assets	203,239	176,091
Property, plant and equipment, net	103,618	53,520
Marketable securities	14,619	86,638
Equity investments	7,628	11,229
Intangible assets, net	24,526	23,507
Goodwill	47,350	13,598
Other	273	406

TOTAL ASSETS	$401,253	$364,989

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Heckmann Corporation

	December 31, 2010	December 31, 2009
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$20,961	$19,501
Deferred revenue	346	946
Accrued expenses	21,680	17,675
Current portion of long term debt	11,221	1,398
Due to related parties	414	1,472
Deferred income taxes	—	178

Total current liabilities	54,622	41,170
Acquisition consideration payable	—	1,910
Long-term debt, less current portion	20,474	439
Deferred income taxes	8,773	—
Other LT Liabilities	14,307	8,327

Equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 500,000,000 authorized, 127,489,387 shares issued and 114,180,184 shares outstanding at December 31, 2010, 125,282,740 shares issued and 108,750,650 shares outstanding at December 31, 2009	126	124
Additional paid-in capital	747,187	738,190
Purchased warrants	(6,844)	(4,810)
Treasury stock	(15,088)	(14,000)
Accumulated deficit	(423,859)	(409,166)
Accumulated other comprehensive income	99	643

Total equity of Heckmann Corporation	301,621	310,981

Noncontrolling interest	1,456	2,162

TOTAL EQUITY	303,077	313,143

TOTAL LIABILITIES AND EQUITY	$401,253	$364,989

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenue	$14,348	$8,660	$45,691	$35,975
Cost of goods sold	10,863	6,319	34,951	26,734

Gross profit	3,485	2,341	10,740	9,241
Operating expenses:
Selling and marketing	645	923	2,861	3,141
General and administrative	6,767	2,802	17,961	41,287
Pipeline start-up and commissioning	(1,765)	—	11,830	—
Goodwill impairment	—	—	—	357,545
Impairment of property, plant and equipment	—	558	—	6,781

Total operating expenses	5,647	4,283	32,652	408,754

Loss from operations	(2,162)	(1,942)	(21,912)	(399,513)

Interest income, net	414	880	2,005	3,928
Income (loss) from equity method investment	331	(164)	(4,016)	47
Other, net	1,856	405	6,171	(2)

Income (loss) before income taxes	439	(821)	(17,752)	(395,540)
Income tax benefit (expense)	(203)	898	3,059	2

Net income (loss)	236	77	(14,693)	(395,538)
Less: Net income (loss) attributable to the noncontrolling interest	43	359	—	143

Net loss attributable to common stockholders	$279	$436	$(14,693)	$(395,395)

Net loss per common share attributable to the Company's common stockholders:
Basic and diluted	$—	$—	$(0.14)	$(3.61)

Weighted average shares outstanding:
Basic	108,752,130	108,750,650	108,819,384	109,575,057

Diluted	115,112,387	113,662,351	108,819,384	109,575,057

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDIARIES

Adjusted EBITDA

(in millions)

	Three months ending December 31, 2010	Twelve months ending December 31, 2010
Net income (loss)	$0.2	$(14.7)
Add: income taxes	0.2	(3.1)
depreciation	1.9	5.1
amortization	0.5	1.7
Less: interest income	(0.4)	(2.0)

Adjustments
Pipeline start-up & repairs	(1.7)	11.2
Equity Investment in China Bottles	(0.7)	3.4
Xu legal	1.7	2.8
Rescission of Harbin	—	1.6
Stock based comp	0.9	0.9
FA write-offs	—	0.7
ETP JV equity loss	0.4	0.7
CVR acquisition cost	0.5	0.5
HK office move	—	0.4
Add'l P&C insurance	—	0.2
Charis earn-out	—	(4.2)
Grand Canyon holdback	(1.9)	(1.9)

Adjusted EBITDA	$1.6	$3.3